                                   EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

         This Agreement is executed on June ___, 2004 and made as of June 1, 2004 (the "Effective Date"), among CURLEY AND ASSOCIATES, LLC, a Florida limited liability company ("Seller"), NOAL CURLEY and BETH CURLEY, individual residents of Florida (together the "Members" and together with Seller, the "Seller Parties"), and MEDTECH MEDICAL STAFFING OF ORLANDO, INC., a Delaware corporation ("Buyer"). Capitalized terms used herein are defined in the text; an index of such terms is attached to the end of this Agreement.

                                    PREAMBLE

         Seller is engaged in the business of making temporary and permanent placements of medical and/or nursing personnel under the trade name "CurleyMed Staffing Solutions" (the "Business"). Members own all of the issued and outstanding equity interests of Seller. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, substantially all of Seller's assets used in connection with, or otherwise relating to, the Business, all upon the terms and subject to the conditions set forth herein. Therefore, the parties agree as follows with the intent to be legally bound.

                                    AGREEMENT

                                    ARTICLE I
                           PURCHASE AND SALE OF ASSETS

         1.01. Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller, all of Seller's rights, title and interest in and to the assets, properties and business of Seller used in connection with the Business, other than the Excluded Assets (collectively, the "Assets"), free and clear of any Liens, including without limitation:

               (a) real property leased in connection with the Business located at 4550 Orange Boulevard, Sanford, Florida, which serves as Seller's office, and all other rights associated therewith (the "Leased Real Property");

               (b) all fixed assets used in connection with the Business, including without limitation all equipment, machinery, fixtures, tools, vehicles, computer hardware, furniture and other personal property (collectively, the "Equipment"), and all supplies, spare parts and warranties relating to any of the Equipment;

               (c) all patents, registered and unregistered trademarks, service marks, logos, company and trade names (including without limitation "CurleyMed Staffing Solutions" and

"Registry"), fictional business names, webpages, domain names (including without limitation "curleymed.com" and "registrymedical.com", "radiologyregistry.com", pharmacyregistry.com", "nurseregistry.com", "oncologyregistry.com",
"rehabregistry.com" and "labregistry.com") and registered and common law copyrights used in connection with the Business, and all rights in and relating to applications, certifications, registrations, renewals, extensions, combinations, divisions and reissues of all applications, certificates or registrations therefor, used in connection with the Business;

               (d) all inventions, discoveries, techniques, processes, methods, formulae, designs, computer software, programs, trade secrets, confidential or proprietary information, know-how, enhancements, improvements, works of authorship, technical information, ideas and other intellectual property used in connection with the Business and all files, data, materials, manuals, programmer notes, studies, summaries, design notes and other items and documentation related thereto or associated therewith (together with the items listed in subsection (c) above, the "Intellectual Property");

               (e) all rights of Seller under all contracts, agreements, leases, licenses, indentures, commitments, purchase orders and other legally binding business arrangements, whether written, oral or implied, relating to the Business or any of the Assets (the "Business Agreements");

               (f) all permits, licenses, franchises, certificates, authorizations, qualifications, registrations, consents and approvals obtained from or issued by any governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, agency, bureau, body or entity of the United States of America or any state, country, municipality or other public subdivision located therein (each, a "Governmental Entity") and which are necessary for the ownership or operation of the Business or any of the Assets (collectively, the "Business Permits");

               (g) all books, records, customer and employee lists, files, ledgers, drawings, specifications and manuals relating to the Business or any of the Assets, all advertising materials relating to the Business and all other information relating to the Business or any of the Assets, regardless of the form in which such information appears;

               (h) cash on hand on or after the Effective Date (other than cash related to accounts receivable collected on or after the Effective Date and retained by Seller under paragraph 10 of Schedule 1.02) and cash equivalents, deposits, investments and securities (including marketable securities and short term investments) to the extent purchased on or after the Effective Date.

               (i) accounts receivable of the Business arising from services performed and products sold on or after the Effective Date, including accounts related to services provided to customers that have not yet been billed and thus may not be reflected on Seller's books as a receivable (the "Receivables"), advance payments, prepaid items and expenses and all other claims, causes of action, choses in action and rights of recovery and setoff relating to the Business or any of the Assets and arising on or after the Effective Date.

               (j) all goodwill of the Business or associated with any of the Assets;

               (k) Seller's current health insurance plan; and

               (l) all other assets of Seller, tangible or intangible, which are used in connection with the Business.

         1.02. Excluded Assets. Notwithstanding any other provision hereof, the Assets do not include the items listed on Schedule 1.02 (the "Excluded Assets").

         1.03. Assumption of Liabilities. At the Closing, Buyer will assume and become liable only for the liabilities listed on Schedule 1.03 (collectively, the "Assumed Liabilities"). Except for the Assumed Liabilities, Buyer shall not assume or become liable for any liabilities of Seller, whether or not relating to the Assets, the Business or the Excluded Assets (collectively, the "Excluded Liabilities").

         1.04. Purchase Price. In consideration for the purchase of the Assets, Buyer agrees to pay the following purchase price (the "Purchase Price"):

               (a) At the Closing, Buyer shall pay to Seller $200,000 in immediately available funds.

               (b) At the Closing, Buyer shall pay to Seller $525,000 by delivery to Seller of a Promissory Note of Buyer in substantially the form attached hereto as Exhibit A (the "Note").

               (c) No later than fifteen (15) days after the Closing Date, Buyer will cause its parent, World Health Alternatives, Inc. ("Parent"), to issue to Seller 662,025 shares of Parent's Common Stock.

               (d) No later than twenty-one (21) days after the Closing Date, Buyer shall pay to Seller $800,000 in immediately available funds.

               (e) Following the Closing Date, Buyer shall pay to Seller the Earn-Out Amounts, if any, as determined in accordance with the terms set forth on Schedule 1.04(e).

         1.05. Assignment of Value. Buyer and Seller will use their commercially reasonable efforts to comply with the applicable requirements of the Internal Revenue Code of 1986 and the regulations promulgated thereunder, as amended (the "Code"), by preparing a schedule to be executed at the Closing reflecting the allocation of the Purchase Price to the respective Assets, which allocation will be reflected on IRS Form 8594 (Asset Acquisition Statement under Section 1060) and will be used by them in preparing their respective income tax returns; provided, that any failure to agree on such allocation will not relieve either party of its obligations hereunder.

         1.06. Non-Assignability of Purchased Assets. To the extent that any assets which would otherwise be an Asset, or any claim, right or benefit arising thereunder or resulting therefrom, is not capable of being sold, conveyed, assigned, transferred or delivered without any approval, consent, license, permit, order, ratification, waiver or authorization ("Consent") of any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or Governmental Entity ("Person") other than the Buyer or the Seller Parties, and such Consent of such Person is not obtained prior to the Closing or if such sale, conveyance, assignment, transfer or delivery would constitute a breach or termination right thereof or violation of any Governmental Rule or Governmental Order, this Agreement shall not constitute a sale, conveyance, assignment, transfer or delivery thereof. Any such assets shall be "Non-Transferable Assets". The parties will cooperate, at the Seller Parties' expense, to effect a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations with respect to any such Non-Transferable Asset in accordance with this Agreement. Buyer and Seller Parties will use their commercially reasonable efforts to obtain any such Consents that Buyer deems necessary as promptly as practicable; provided, however, that the Seller Parties shall bear the cost of all reasonable fees and expenses required to be paid in connection with obtaining all such Consents following reasonable advance notice thereof. As soon as practicable after such Consents have been received, or are no longer required, Seller shall sell, convey, assign, transfer or deliver such Non-Transferable Assets to Buyer for no additional consideration.

         1.07. Sales Taxes. Seller Parties shall pay and promptly discharge when due any and all sales or other transfer Taxes that may become payable by reason of or in connection with the purchase and sale of the Assets as contemplated by this Agreement. Buyer shall provide Seller Parties with any necessary sales tax exemption/resale certificates.

                                   ARTICLE II
                REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

         Seller Parties hereby jointly and severally represent and warrant to Buyer as of the date hereof and as of the Closing Date, except as specifically set forth in the Disclosure Letter delivered separately by Seller Parties to Buyer and dated the date hereof (referring to the appropriate section numbers) (the "Disclosure Letter"), as follows:

         2.01. Organization and Qualification. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida. Seller is duly qualified to do business as a foreign business entity and is in good standing in all jurisdictions in which the ownership of its properties or the nature of its business makes such qualification necessary, except to the extent that the failure to be so qualified, individually or in the aggregate, has not resulted in and is not reasonably likely to result in a Material Adverse Effect, and all of such jurisdictions are listed in Section 2.01 of the Disclosure Letter. As used in this Agreement, "Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations, financial condition or prospects of the Business or (b) the ability of any Seller Party to perform its obligations under the Transaction Documents. Except as otherwise set forth on Section 2.01 of the Disclosure Letter, Seller does not have any subsidiaries and does not otherwise own any shares of the capital stock or any other interests in, directly or indirectly, any other corporation, partnership, limited liability company, association, joint venture or other business entity.

         2.02. Power and Authority. Seller has the power and authority to own its properties and assets, to conduct its business as presently conducted and to execute, deliver and perform the Transaction Documents.

         2.03. Execution and Enforceability. This Agreement has been, and on the Closing Date the other Transaction Documents to which it is a party will be, duly authorized by all necessary action on the part of each Seller Party. This Agreement has been, and on the Closing Date the other Transaction Documents to which it is a party will be, validly executed and delivered by each Seller Party and constitute (or upon such execution and delivery will constitute) legal, valid and binding obligations of each Seller Party enforceable against such Seller Party in accordance with their respective terms.

         2.04. No Breach, Default, Violation or Consent. Except as set forth in
Section 2.04 of the Disclosure Letter, the execution, delivery and performance by Seller Parties of the Transaction Documents do not and will not:

               (a) violate Seller's certificate of organization, limited liability company agreement or other organization documents;

               (b) breach or result in a default (or an event which, with the giving of notice or the passage of time, or both, would constitute a default) under, require any Consent under, result in the creation of any Lien on the Assets under or give to others any rights of termination, acceleration, suspension, revocation, cancellation or amendment of any Business Agreement or Business Permit;

               (c) breach or otherwise violate any order, writ, judgment, injunction or decree issued by any Governmental Entity (each a "Governmental Order") which names a Seller Party or is directed to a Seller Party, the Business or any of the Assets;

               (d) violate any law, rule, statute, legislation, regulation, ordinance or code of any Governmental Entity (each a "Governmental Rule"); or

               (e) require any Consent, authorization, approval, exemption or other action by, or any filing, registration or qualification with, any Person, including without limitation any Governmental Entity.

         2.05. Financial Matters.

               (a) The books of account and other financial records of Seller, all of which have been made available to Buyer, are correct and complete in all material respects, represent actual, bona fide transactions and have been maintained in accordance with sound business and accounting practices. Each transaction is properly and accurately recorded in the books and records of Seller, and each document upon which entries in Seller's books and records are based is correct and complete in all material respects. Seller maintains an adequate system of internal accounting controls and Seller does not engage in or maintain any off-the-books accounts or transactions.

           (b) Attached to Section 2.05(b) of the Disclosure Letter are correct and complete copies of (i) Seller's consolidated balance sheets and statements of income, retained earnings and cash flows as of and for its fiscal years ended December 31, 2001, December 31, 2002 and December 31, 2003, including the footnotes thereto, all as compiled by Frank Falconetti, and (ii) Seller's unaudited interim consolidated balance sheets and statements of income, retained earnings and cash flows as of and for the three months ended March 31, 2004 (the "Current Financial Statements" and, together with the items described in clause
(i) above, the "Financial Statements"). The Financial Statements fairly present the financial condition of Seller as at the end of the periods covered thereby and the results of its operations and the changes in its financial position for the periods covered thereby, and are consistent with Seller's books and records throughout the periods covered thereby subject, in the case of the Current Financial Statements, to year-end audit adjustments (which will not be material except as otherwise disclosed in Section 2.05(b) of the Disclosure Letter) and the lack of footnotes and other presentation items.

           (c) Except as and to the extent otherwise disclosed in the Current Financial Statements or in Section 2.05(c) of the Disclosure Letter, Seller has no liabilities of any kind, whether direct or indirect, fixed or contingent or otherwise, other than (i) executory obligations under Business Agreements which are not required to be set forth in the Current Financial Statements in accordance with GAAP and (ii) liabilities incurred in the ordinary course of business since March 31, 2004 (the "Financial Statement Date"). As used in this Agreement, an action taken by a Person will be deemed to have been taken in the "ordinary course of business" of such Person only if that action (A) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person, (B) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature and (C) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

           (d) Seller is not insolvent, and will not be rendered insolvent by the consummation of the transactions contemplated by the Transaction Documents

     2.06. Tax Matters.

           (a) Seller has, duly and timely filed all federal, state and local (United States and all foreign jurisdictions) tax returns required to be filed by it ("Tax Returns") (unless a valid extension therefore has been granted). Each such Tax Return has been prepared in compliance with applicable Governmental Rules, and, except as set forth on Section 2.06(a) of the Disclosure Letter, all such Tax Returns are true, complete and correct in all material respects. Seller has duly and timely paid or made adequate provision for the payment of all taxes, assessments and other governmental charges which have been incurred by Seller as set forth in the Tax Returns or are otherwise due and payable by Seller with respect to periods ending on or prior to the Closing Date. Seller has withheld and paid all taxes to the appropriate Governmental Entities required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contract, creditor, stockholder or other third party. All sales taxes required to be collected and remitted by Seller with respect to periods ending on or prior to the Closing Date have been (or will be) properly collected and remitted. All necessary sales tax exemption certificates have been obtained by Seller and all such certificates have been properly completed and maintained. No Tax Return is under audit or examination by any taxing authority and there are no applications or agreements for the extension of the time for the filing of any Tax Return or for the assessment of any amounts of tax nor any consent to an extension of the period of limitations applicable to such assessment or to the collection of any tax. No issue or issues have been raised in connection with any prior inquiry into, or audit of, any tax filings of Seller which may reasonably be expected to be raised in the future by such taxing authorities and, to Seller Parties' knowledge, no facts exist or have existed which would constitute grounds for the assessment of any further tax liabilities, which individually or in the aggregate are material. Seller has made available to the Buyer true and complete copies of all federal, state and local (United States and foreign) income Tax Returns which it has filed for each of the past three (3) fiscal years together with copies of all schedules, work papers, elections, tax depreciation schedules and other documents which were used in the preparation of each such Tax Return. There are no liens for taxes upon the assets of Seller except for liens for taxes not yet due.

           (b) There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to taxes (including any advance pricing agreement, closing agreement or other arrangement relating to taxes) that will require any payment by Seller. Seller (A) has not been a member of an affiliated group within the meaning of Code Section 1504(a) (or any similar group defined under a similar provision of state, local or foreign law) and (B) has no liability for taxes of any person other than Seller under Treasury Regulation
Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor by contract or otherwise. Seller has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Code
Section 6662.

           (c) As used herein, "taxes" means all net income, gross income, gross receipts, sales, use, transfer, franchise, profits, withholding, payroll, employment, excise, severance, property or windfall profits taxes, or other taxes of any kind whatsoever, together with any interest, penalties or additional amounts imposed by any taxing authority (domestic or foreign).

     2.07. Litigation. Except as otherwise disclosed in Section 2.07 of the Disclosure Letter, there is no pending or, to Seller Parties' knowledge, threatened investigation, action, claim, demand or proceeding by or before any Governmental Entity, mediator or arbitrator (a) against Seller, the Business or any of the Assets, (b) involving any of Seller's current or former employees, directors or officers, including without limitation outside employees (as defined in Section 2.18(a)) and other staffing personnel in their capacity as such, or (c) against Members, and the Seller Parties have no knowledge of any reasonable basis for any such investigation, action, claim, demand or proceeding.

     2.08. Absence of Certain Changes and Events. Except as otherwise disclosed in Section 2.08 of the Disclosure Letter, since the Financial Statement Date:

           (a) Seller has not incurred any material obligation or liability except for normal trade obligations incurred in the ordinary course of business;

           (b) no casualty, loss or damage has occurred with respect to any of the Assets, whether or not covered by insurance;

           (c) Seller has not sold, transferred, leased, licensed, pledged, mortgaged or otherwise disposed of any of its properties or assets or any interest therein, or agreed to do any of the foregoing;

           (d) Seller has not written off as uncollectible any of the Receivables, or written down the value of any of the Assets, except in each case in the ordinary course of business and at a rate no greater than during the 12-month period ending on the Financial Statement Date;

           (e) Seller has not waived or released any of its rights with respect to the Business or the Assets or permitted any of such rights to lapse;

           (f) no executive officer, employee or independent contractor of Seller has left, or to Seller Parties' knowledge intends to leave, his or her employment or service with Seller;

           (g) Seller has not granted, and is not committed to grant, any salary, wage or employee benefits increases to any of its employees or independent contractors;

           (h) Seller has not made, or committed to make, any capital expenditures;

           (i) Seller has not introduced any material change with respect to the Business, including without limitation with respect to the products or services it sells, the areas in which such products or services are sold, its methods of providing such products or services, its marketing techniques or its accounting methods;

           (j) there has been no payment, discharge or other satisfaction of any liabilities of Seller, whether direct or indirect, fixed or contingent or otherwise, other than the satisfaction, in the ordinary course of business, of liabilities reflected on the Current Financial Statements or incurred in the ordinary course of business since the Financial Statement Date;

           (k) no event has occurred and no condition exists which, individually or in the aggregate, has had, or is likely to have, a Material Adverse Effect; and

           (l) none of the Seller Parties has entered into any agreement (in writing or otherwise) to take any actions referred to in subsections (a) through
(k) above.

     2.09. Customers and Suppliers. Section 2.09 of the Disclosure Letter sets forth a correct and complete list of each of the customers and suppliers of Seller during its fiscal year ended December 31, 2003 and during the three months ending on the Financial Statement Date, and indicated with respect to each the name and address, dollar volume and nature of the relationship. Seller is not required to provide any material bonding or other financial security arrangements in connection with any of its transactions with any such customer. Since the Financial Statement Date, no such customer or supplier has terminated its relationship with, or materially reduced its purchases from, or supplies to, Seller, and Seller Parties have no knowledge that any such customer or supplier intends to terminate its relationship with, or materially reduce its purchases from, or supplies to, Seller.

     2.10. Constituent Documents and Governmental Rules.

           (a) Seller is in compliance with (a) its charter and bylaws (correct and complete copies of which have been delivered to Buyer) and (b) all Governmental Rules applicable to Seller, the Business or the Assets.

           (b) Members are the record and beneficial owner of all of the capital stock of Seller, free and clear of any Liens. There are no options, warrants, calls, preemptive rights, rights of first refusal or other rights, commitments or agreements to which any Member a party or by which he or she is bound obligating Seller to directly or indirectly issue, deliver, sell, repurchase, redeem or grant any of the capital stock of Seller.

     2.11. Governmental Orders. Section 2.11 of the Disclosure Letter sets forth a correct and complete list of all Governmental Orders which (a) name Seller or are directed to Seller, the Business or any of the Assets or (b) name Member or any employee, director or officer of Seller and relate to Seller, the Business or any of the Assets, together with the Governmental Entity who issued the same and the subject matter thereof. Seller Parties are in full compliance with all such Governmental Orders.

     2.12. Business Permits. Section 2.12 of the Disclosure Letter sets forth a correct and complete list of all Business Permits and indicates for each whether the same are transferable to Buyer and, if so, whether Consent to such transfer is required. Such Business Permits have been validly acquired, are in full force and effect and represent all governmental permits, licenses, franchises, certificates, authorizations, consents and approvals necessary under applicable Governmental Rules for Buyer to conduct the Business as currently conducted and to own, occupy or use the Assets. No violations have been recorded against any such Business Permit, no citation, notice or warning has been issued by any Governmental Entity with respect to any such Business Permit, no investigation or hearing has been held by or before any Governmental Entity with respect to any such Business Permit, Seller has not received any notice from any Governmental Entity that it intends to cancel, revoke, terminate, suspend or not renew any such Business Permit and Seller has no knowledge of any basis for any of the foregoing. Seller is in compliance with all such Business Permits, except for such non-compliance as, individually or in the aggregate, is not likely to have a Material Adverse Effect.

     2.13. Real Property.

           (a) Section 2.13(a) of the Disclosure Letter sets forth a correct and complete list of all Leased Real Property and (ii) all leases, subleases and other material agreements or rights pursuant to which Seller has the right to occupy or use any Leased Real Property, together with the names of the lessors or other grantors thereunder, the location of the property covered thereby, the annual rental or other consideration payable thereunder and the duration thereof, including any renewal options. All such leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not under any such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default). Seller has a valid leasehold interest in the Leased Real Property, free and clear of Liens, and enjoys peaceful and undisturbed possession thereof.

           (b) Except as otherwise disclosed on Section 2.13(b) of the Disclosure Letter, all buildings and other improvements located on the Leased Real Property (including without limitation all water, sewer, gas, electrical, information technology, communications and HVAC systems servicing the same) are in good repair and operating condition and are suitable for the purposes for which they are used.

           (c) All buildings and other improvements located on the Leased Real Property, and the use of the Leased Real Property by Seller and all Persons claiming under Seller, comply in all material respects with all Governmental Rules relating to zoning and land use and with all easements, covenants and other restrictions applicable to the Leased Real Property.

           (d) The Leased Real Property: (i) is adequately serviced by all utilities necessary for Seller to conduct its business as currently conducted thereon; (ii) has adequate means of ingress and egress, either directly or by means of perpetual easements or rights-of-way which run with the Leased Real Property; (iii) has adequate parking that is sufficient to meet the needs of Seller's employees and business invitees and to comply with applicable Governmental Rules; and (iv) is not located in whole or in part within an area identified as a flood hazard area by any Governmental Entity.

     2.14. Personal Property.

           (a) Section 2.14 of the Disclosure Letter sets forth a correct and complete list of all leases and other agreements pursuant to which Seller leases any of the Equipment. Except as otherwise disclosed in Section 2.14 of the Disclosure Letter, the Equipment is in good repair and operating condition and is suitable for the purposes for which it is used. The Equipment constitutes all equipment, machinery, fixtures, vehicles, computer hardware and furniture necessary to conduct the Business as currently conducted.

           (b) Seller has no inventory.

     2.15. Intellectual Property.

           (a) Section 2.15 of the Disclosure Letter sets forth a correct and complete list of (a) all patents, registered and unregistered trademarks, service marks, logos, company and trade names, domain names and registered and unregistered copyrights, and all applications therefor, included in the Intellectual Property, (b) all licenses or other agreements pursuant to which any Person has the right to use any Intellectual Property owned by Seller and (c) all licenses or other agreements pursuant to which Seller has the right to use any Intellectual Property owned by others (excluding "shrink-wrapped" software applications that are generally available to the public). Seller has the lawful right, title and interest to each item of Intellectual Property purported to be owned by it, free and clear of any Liens. Seller has the lawful right to use all of the Intellectual Property, and no such use infringes upon the lawful rights of any other Person. To Seller Parties' knowledge, no Person is using any Intellectual Property in a manner which infringes upon the lawful rights of Seller. The Intellectual Property constitutes all intellectual property necessary to conduct the Business as currently conducted.

           (b) Except as set forth in Section 2.15 of the Disclosure Letter, all employees and independent contractors (present and former) of Seller have executed valid and enforceable confidentiality agreements or employee proprietary information agreements. No present or former employee, officer or director of Seller, or agent or outside contractor of Seller, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property. To the Seller Parties' knowledge, (i) none of the Intellectual Property has been used, disclosed or appropriated to the detriment of Seller for the benefit of any Person other than Seller, and (ii) no employee, independent contractor or agent of Seller has misappropriated any trade secrets or other confidential information of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of Seller. Any programs, modifications, enhancements or other improvements, inventions, discoveries, methods or works of authorship created in connection with any of the Assets ("Works") that were created by employees of Seller were made in the regular course of such employees' employment relationship with Seller using Seller's facilities and resources and, as such, constitute works made for hire or were created under explicit contracts assigning intellectual property rights to Seller. Each such employee who has created Works or any such employee who in the regular course of his or her employment with Seller may create Works have signed an assignment or similar agreement with Seller confirming Seller's ownership or, in the alternate, transferring and assigning to Seller all right, title and interest in and to such programs, modifications, enhancements or other inventions including copyright and other intellectual property rights therein.

     2.16. Title Matters.

           (a) Except as set forth in Section 2.16 of the Disclosure Letter, Seller (i) owns and has good and marketable title to all Assets purported to be owned by it and (ii) has valid and subsisting good leasehold interests to all Assets purported to be leased or licensed by it, in each case, free and clear of all liens, claims, security interests, pledges, charges, options, rights of first refusal, preemptive rights, mortgages, hypothecations, prior assignments, use restrictions, imperfections in title or other encumbrances of any nature whatsoever (collectively, "Liens"). On the Closing Date, Seller will transfer to the Buyer title to the Assets, free and clear of all Liens.

           (b) The Assets constitute all of the assets that are necessary to operate the

Business in the manner presently operated by Seller.

     2.17. Pension and Welfare Plans.


           (a) Section 2.17 of the Disclosure Letter sets forth a correct and complete list of all Pension Plans and Welfare Plans (collectively, "Plans"). Seller does not have any plan or commitment to establish any new Plans or to modify any existing Plans.

           (b) Except as set forth on Section 2.17 of the Disclosure Letter, (i) each Plan and each related trust has been established, maintained, administered and funded in all material respects in compliance with all applicable Governmental Rules; (ii) no transaction or omission has occurred with respect to any Plan or related trust that could subject Seller to any tax or penalty under applicable Governmental Rules; (iii) none of the Plans or related trusts have any unfunded liabilities; and (iv) none of the Plans (A) is a "multiemployer plan" (as defined in Section 3(37) of ERISA), (B) is a "defined benefit plan" (as defined in Section 3(35) of ERISA), (C) is subject to the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code or (D) provides medical, health, life insurance or other employee benefits to any Person upon his or her retirement or termination of employment for any reason, except as may be required by statute. Seller has never represented, promised or contracted (whether in oral or written form) to any Person (either individually or as a group) that such Person(s) would be provided with medical, health, life insurance or other employee benefits upon their retirement or termination of employment, except to the extent required by applicable Governmental Rules.

           (c) There are no actions, suits, claims, investigations or other proceedings pending or, to the Seller Parties' knowledge, threatened against any Plan or related trust or any fiduciary thereof (other than routine claims for benefits). There are no outstanding Governmental Orders which name any Plan or related trust or any fiduciary thereof or are directed to any Plan or related trust, any fiduciary thereof or any assets thereof.

           (d) Each Plan and related trust that is intended to be tax-qualified meets the requirements of a tax-qualified plan or tax exempt trust under Section 401(a) and Section 501(a), respectively, of the Code, has received a favorable determination letter from the Internal Revenue Service ("IRS") as to the qualification of such Plan and the tax-exempt status of the related trust (or has filed with the IRS a request for such a determination letter within the applicable remedial amendment period or is a standardized plan for which the prototype plan sponsor has received a favorable determination letter from the IRS as to the qualification of the standardized plan), and nothing has occurred since the date of such determination letter that could reasonably be expected to adversely affect the qualification of such Plan or the tax-exempt status of the related trusts.

           (e) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Plan, trust, employment agreement or other agreement to which Seller is a party or by which the Assets are bound that will result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Person.

     As used in this Agreement the following terms have the following meanings:

           "ERISA" means the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder, as amended.

           "ERISA Affiliate" means any trade or business which, together with Seller, is treated as a single employer under Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

           "Pension Plan" means any "employee pension benefit plan" as defined in Section 3(2) of ERISA which is maintained for past or present employees of Seller or any ERISA Affiliate or with respect to which Seller or any ERISA Affiliate has any current or potential liability, including without limitation any withdrawal liability.

           "Welfare Plan" means (i) any "employee welfare benefit plan" as defined in Section 3(1) of ERISA which is maintained for past or present employees of Seller or any ERISA Affiliate or with respect to which Seller or any ERISA Affiliate has any current or potential liability and (ii) any other plan or program maintained for past or present employees of Seller, including without any limitation health insurance plan, life insurance plan, option plan, bonus plan, savings plan or severance plan.

     2.18. Personnel Matters.

           (a) Section 2.18(a) of the Disclosure Letter sets forth a correct and complete list of (i) all directors and executive officers of Seller, (ii) all other employees of or consultants or independent contractors to Seller related to the Business, including "outside employees" (i.e., those employees who provide services directly at the customers' site), (iii) the date of hire and current job title or relationship to Seller of each such Person described in clauses (i) and (ii) above, (iv) the amount of compensation (including bonuses and commissions) paid to date for each such Person during Seller's current fiscal year, (v) the annual compensation (including bonus and commissions) for each such Person for Seller's entire current fiscal year and (vi) any employee benefits or perquisites available to any such Person that are not generally available to employees of Seller. To Seller Parties' knowledge, except as set forth on Section 2.18 of the Disclosure Letter, no Persons identified pursuant to the previous sentence has threatened to terminate his or her employment with Seller.

           (b) Except as otherwise disclosed in Section 2.18(b) of the Disclosure Letter, Seller is not a party to any employment, consulting, non-competition, confidentiality or similar agreement, written or oral, with any Person described in clauses (i) and (ii) of paragraph (a) above.

           (c) Except as otherwise disclosed in Section 2.18(c) of the Disclosure Letter, (i) no employees of Seller are represented by any labor union or similar organization, (ii) Seller is not party to any collective bargaining or similar agreement covering any of its employees and

(iii) no labor union or similar organization or group of employees has made a demand for recognition, filed a petition seeking a representation proceeding, given Seller notice of any intention to hold an election of a collective bargaining representative or engaged in any organizing activities at any time during the past three years.


           (d) Except as otherwise disclosed in Section 2.18(d) of the Disclosure Letter, (i) no strike, work stoppage, contract dispute or other labor disturbance involving any employees of Seller currently exists or, to Seller Parties' knowledge, is threatened and (ii) no investigation, action, claim, demand or proceeding by or before any Governmental Entity, mediator or arbitrator which relates to allegedly unfair or discriminatory employment or labor practices by Seller or the violation by Seller of any Governmental Rule relating to employment or labor practices is pending or, to Seller Parties' knowledge, threatened.

           (e) Seller (i) is in compliance in all material respects with all applicable Governmental Rules respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to any current, former or retired employees or independent contractors of Seller,
(ii) has withheld all amounts required by law or agreement to be withheld from the wages, salaries or other payments to such Persons, (iii) is not liable for any arrears of wages or other taxes or any penalty for failure to comply with any of the foregoing and (iv) is not liable for any payment to any trust or other fund or to any Governmental Entity with respect to employment insurance benefits or other benefits or obligations for such Persons (other than routine payments to be made in the normal course of business and consistent with past practices).

     2.19. Insurance. Section 2.19 of the Disclosure Letter sets forth a correct and complete list of all insurance policies of which Seller is the owner, insured, loss payee or beneficiary and which relate to the Business or any of the Assets and indicates for each such policy any pending claims thereunder. Except as otherwise disclosed in Section 2.19 of the Disclosure Letter: (a) there has been no failure to give any notice or present any material claim under any such policy in a timely fashion or as otherwise required by such policy; (b) all premiums under such policies which are due and payable have been paid in full; (c) no such policy provides for retrospective or retroactive premium adjustments; (d) Seller has not received notice of any material increase in the premium under, cancellation or non-renewal of or disallowance of any claim under any such policy; (e) Seller has not been refused any insurance, nor has its coverage been limited by any carrier; and (f) since January 1, 1998, Seller has maintained, or been the beneficiary of, general liability and professional liability policies reasonable, in both scope and amount, in light of the risks attendant to the Business and which provide coverage comparable to coverage customarily maintained by others in similar lines of business, and such policies have been "occurrence" policies and not "claims made" policies. Seller has provided to Buyer a correct and complete loss run for each such policy during the past five (5) years.

     2.20. Business Agreements. Section 2.20 of the Disclosure Letter sets forth a correct and complete list of all Business Agreements. The Seller Parties have delivered to the Buyer accurate and complete copies of each Business Agreement, and each such Business Agreement (i) is in full force and effect, (ii) constitutes a legal, valid and binding obligation of Seller and (iii) is enforceable against Seller and, to the best of the Seller Parties' knowledge, the other parties thereto, in accordance with its terms. Seller is in compliance with each such Business Agreement in all material respects. To the Seller Parties' knowledge, all other parties to the such Business Agreements are in compliance with the terms thereof in all material respects. Except as otherwise disclosed in Section 2.20 of the Disclosure Letter: (i) each Business Agreement may be assigned to the Buyer without the consent of any other Person; (ii) neither Seller nor, to the Seller Parties' knowledge, any other Person thereto has, violated or breached, or declared or committed any default under, any Business Agreement; (iii) no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any Business Agreement by Seller nor, to the knowledge of the Seller Parties', any other Person thereto, (B) give to Seller nor, to the knowledge of the Seller Parties, any other Person thereto the right to declare or exercise any remedy under any Business Agreement, (C) give to Seller, nor to the knowledge of the Seller Parties, any other Person thereto the right to accelerate the maturity of performance of any Business Agreement, or (D) give to Seller nor, to the knowledge of the Seller Parties, any other Person thereto the right to cancel, terminate or modify any Business Agreement; (iv) none of the Seller Parties has received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Business Agreement; and (v) none of the Seller Parties has waived any material right under any Business Agreement. There is no agreement (noncompete or otherwise) or Governmental Order to which any of the Seller Parties or any of their officers, directors or employees is a party or otherwise binding upon any of the Seller Parties or any of their officers, directors or employees that has or reasonably could be expected to have an effect of prohibiting or impairing (i) the acquisition of the Assets by the Buyer or (ii) the performance of any of the Seller Parties' obligations under the Transaction Agreements.

     2.21. Transactions with Related Parties. Except as otherwise disclosed in
Section 2.21 of the Disclosure Letter: (a) none of the customers, suppliers, distributors or sales representatives of the Business are Related Parties; (b) none of the Assets are owned or used by or leased to any Related Parties; (c) no Related Party is a party to any Business Agreement; and (d) no Related Party provides any legal, accounting or other services to Seller.

     As used in this Agreement the following terms have the following meanings:

           "Affiliate" of a Person means any other Person who controls, is controlled by or is under common control with such Person, and "control" means, with respect to any Person, the direct or indirect ability to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

           "Related Party" means (i) any Affiliate of Seller, (ii) any director, officer or equity holder of Seller or of any Affiliate of Seller, (iii) with respect to any Person described above who is a natural person, any spouse and any relative (by blood, adoption or marriage) within the second degree of consanguinity of such Person and (iv) any Affiliate of any Person described in clause (ii) above.

     2.22. Brokers. No Seller Party has employed or retained, nor has any liability to, any broker, agent or finder on account of this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby. Seller Parties will be solely liable for all amounts payable to any such broker, agent or finder and all such amounts are Excluded Liabilities.

         2.23. Delivery of Documents; Accurate Disclosure. Seller has previously delivered to Buyer correct and complete copies of each Business Permit, each Business Agreement listed in Section 2.13 through Section 2.20 of the Disclosure Letter and each additional agreement, document and instrument which Buyer or any of its representatives has requested in writing. None of the information furnished by any Seller Party to Buyer or any of its representatives in connection with this Agreement and the other Transaction Documents, and none of the representations and warranties of Seller Parties set forth herein, in any other Transaction Document or in any certificate delivered in connection herewith or therewith, (a) is false or misleading in any material respect, (b) contains any untrue statement of a material fact or (c) omits any statement of material fact necessary to make the same not misleading.


                                   ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller Parties as of the date hereof and as of the Closing Date as follows:

         3.01. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         3.02. Power and Authority. Buyer has the corporate power and authority to own its properties and assets, to conduct its business as presently conducted and to execute, deliver and perform the Transaction Documents to which it is a party.

         3.03. Execution and Enforceability. This Agreement has been, and on the Closing Date the other Transaction Documents to which Buyer is a party will be, duly authorized by all necessary action on the part of Buyer. This Agreement has been, and on the Closing Date the other Transaction Documents to which Buyer is a party will be, duly and validly executed and delivered by Buyer and constitute (or upon such execution and delivery will constitute) legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

         3.04. No Breach, Default, Violation or Consent. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party do not and will not:

               (a)  violate Buyer's charter or bylaws;

               (b) breach or result in a default (or an event which, with the giving of notice or the passage of time, or both, would constitute a default) under, require any Consent under, result in the creation of any Lien on any assets of Buyer under or give to others any rights of termination, acceleration, suspension, revocation, cancellation or amendment of any material agreement to which Buyer is a party or by which Buyer or any of its assets is bound;

               (c) breach or otherwise violate any Governmental Order which names Buyer or is directed to Buyer or any of its assets;

               (d)  violate any Governmental Rule; or

               (e) require any Consent, authorization, approval, exemption or other action by any Person;

except in the case of clauses (b) through (e) above, for such matters as would not, individually or in the aggregate, be likely to have a material adverse effect on Buyer's ability to perform its obligations under the Transaction Documents.

         3.05. Brokers. Except for Crusader Investments, LLC, Buyer has not employed or retained, and has no liability to, any broker, agent or finder on account of this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby. Buyer will be solely liable for all amounts payable to Crusader Investments, LLC.


                                   ARTICLE IV
                    SECURITIES REPRESENTATIONS AND COVENANTS

         4.01. Access to Information. Seller recognizes that Parent has made available to it the opportunity to examine such documents from Parent and to ask questions of, and receive full answers from, Parent concerning, among other things, Parent, its financial condition, its management, its prior activities and any other information which Seller considers relevant or appropriate in connection with entering into this Agreement. Seller further represents that the oral information provided by Parent's and Buyer's management, if any, has been consistent with the written information provided.

         4.02. Risks of Investment. Seller acknowledges and understands that the terms of this Agreement and the transactions contemplated hereby have not been reviewed by the Securities Exchange Commission ("SEC") or by any state securities authorities. Seller understands that the Shares are characterized as "Restricted Securities" under the Securities Act of 1933, as amended (the "Securities Act") inasmuch as they are being acquired from Parent in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, Seller represents that Seller is familiar with Rule 144 of the SEC as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Seller understands that Parent is under no obligation to register any of the Restricted Securities.

         4.03. Investment Experience. Seller understands that the acquisition of the Shares pursuant to this Agreement involves substantial risk. Seller acknowledges that it can bear the economic risk of its investment in the Shares, and has such knowledge and experience in financial or business matters that Seller is capable of evaluating the merits and risks of this investment in the Shares and protecting its own interests in connection with this investment. Seller hereby represents that he is an "accredited investor" as such term is defined under paragraph (a) of Rule 501 of Regulation D promulgated under the Securities Act.

         4.04. Investment Intent. Seller is receiving the Shares for investment for its own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act, other than pursuant to an effective registration statement under the Securities Act.

         4.05. Further Limitations on Disposition. Without in any way limiting the representations set forth above, Seller further agrees not to make any disposition of all or any portion of the Shares issued to it unless and until:
(a) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or (b) Seller shall have notified Parent of the proposed disposition and shall have furnished Parent with a statement of the circumstances surrounding the proposed disposition, and, at Seller's expense, with an opinion of counsel reasonably satisfactory to Parent, that such disposition will not require registration of such securities under the Securities Act.

         4.06. Legends. Seller understands and agrees that there will be placed on the certificates evidencing the ownership of the Shares, a restrictive legend, in addition to any legends required by applicable securities laws or by the charter documents of Parent. The legend set forth above may be removed by Parent from any certificate evidencing Shares upon receipt by Parent of an opinion by its counsel, or counsel reasonably satisfactory to Parent, that such security can be freely transferred in a public sale without such a registration statement being in effect.

         4.07. Stop Transfer Instructions; No Requirement to Transfer. Seller agrees that, in order to ensure compliance with the restrictions referred to herein, Parent may issue appropriate "stop transfer" instructions to its transfer agent. Parent shall not be required (a) to transfer or have transferred on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (b) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred in violation of any provision of this Agreement.


                                    ARTICLE V
                          TRANSACTIONS PRIOR TO CLOSING

         5.01. Conduct of Business Prior to Closing. Between the Effective Date and the Closing Date, except as otherwise contemplated by this Agreement or approved in writing by Buyer, the Seller Parties covenant and agree that Seller will:

               (a) operate the Business only in the ordinary course and consistent with past practice;

               (b) use its best efforts to preserve the Business intact, to keep available to the Buyer the services of its present officers and employees and to preserve for the Buyer relationships with customers, suppliers, resellers, partners and others having business relations with the Business;

               (c) not (i) amend or propose to amend its articles of incorporation or bylaws, (ii) split, combine or reclassify its outstanding capital stock, (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise or (iv) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of the capital stock thereof or any security convertible into or exchangeable for such capital stock;

               (d) not issue or sell or agree to issue or sell any additional shares of, or any options, warrants or rights to acquire any shares of, capital stock of Seller;

               (e) maintain the Equipment in good repair and operating condition, ordinary wear and tear excepted;

               (f) maintain in full force and effect all Business Permits and insurance policies;

               (g) not enter into any contract or commitment except those made in the ordinary course of business the terms of which are consistent with past practice and reasonable in light of current conditions;

               (h) not terminate, cause the termination of, amend, renew or extend any Business Agreement unless in each case such action is in the best interest of the Business;

               (i) not waive or release any of its rights with respect to the Business or any of the Assets or permit any of such rights to lapse;

               (j) not sell, transfer or otherwise dispose of any of the Assets or any interest therein or agree to do any of the foregoing, except in the ordinary course of business, consistent with past practice;

               (k) not (i) incur any indebtedness for borrowed money or (ii) incur, make, assume or suffer to exist any Lien, tenancy or other matter affecting title to any of the Assets;

               (l) not make, change or revoke any tax election or make any agreement or settlement with any taxing authority;

               (m) not merge or consolidate Seller with or into any other entity, recapitalize or issue securities to any other entity, or agree to do any of the foregoing;

               (n) comply with applicable Governmental Rules in all material respects;

           (o) take no action, and use its best efforts to prevent the occurrence of any event or the existence of any condition, which would result in any of the representations and warranties of the Seller Parties herein not being true and correct; and

           (p) promptly inform the Buyer of the occurrence of any event or the existence of any condition which constitutes or, with the giving of notice or the passage of time, or both, is reasonably likely to constitute, a Material Adverse Effect.

     5.02. Casualty, Loss or Damage to Assets. If at any time prior to the Closing Date any casualty, loss or damage shall occur with respect to any Asset then Seller Parties shall promptly inform Buyer of the same and shall, at Buyer's option, either (a) repair or replace such Asset such that the Asset to be transferred to Buyer hereunder is in a condition at least as good as it was in immediately prior to the occurrence of such casualty, loss or damage or (b) transfer all insurance proceeds payable to Seller on account of such casualty, loss or damage to Buyer at the Closing.

     5.03. Due Diligence Investigation; Access to Information. At all times prior to the Closing Date, Buyer and its employees, counsel, accountants and other agents and consultants (collectively, "Agents") shall be permitted to conduct a full and complete investigation of the legal and financial aspects of Seller. Buyer and its Agents shall also have access, at reasonable times during normal business hours and upon prior notice to Seller, to, among other things, interview employees, review company books and records, tax returns and other filings, employee files (except to the extent prohibited under applicable Governmental Rule), customer files, employee benefits, existing contracts with Seller's current customer base and vendors, leases, accounts payable and receivable, financial statements for Seller, and all such other information concerning the Business or the Assets as Buyer or its Agents may reasonably request.

     5.04 No Negotiation. Neither the Seller Parties, nor any officer, director, Affiliate or agent on behalf of the Seller Parties, will, at any time on and after the date here of and prior to May 31, 2004, directly or indirectly,
(a) enter into, or participate in, any discussions or negotiations, or solicit, entertain or encourage any inquiries or proposals, which relate to the acquisition of Seller, or the assets, properties, business or securities of Seller (or any material portion thereof), by way of merger, reorganization, sale of assets, stock sale or exchange or otherwise by any Person (other than Buyer) or (b) provide any non-public information to any Person (other than Buyer) relating to any such acquisition transaction. Promptly upon receiving any offer or inquiry from a Person (other than the Buyer) to acquire Seller or any of its assets, properties or securities, Seller Parties will notify Buyer of such offer or inquiry, and, if requested, will provide the Buyer with all details relating thereto. The parties acknowledge and agree that there would be irreparable damage in the event that any of the provisions of this Section 5.04 are not performed in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that the non-breaching party shall be entitled to an injunction or injunctions (or other appropriate equitable relief) to prevent breaches of this Section 5.04, and each of the parties shall have the right to specifically enforce this Section and the terms and provisions hereof against the other party in addition to any other remedy to which they may be entitled at law or in equity.

     5.05. Reasonable Commercial Efforts. The parties agree to use their reasonable commercial efforts to take or cause to be taken and to do or cause to be done all such actions and things as shall be necessary or advisable, or as shall be reasonably requested by the other party, in order to consummate the transactions contemplated hereby and by the other Transaction Documents. Without limiting the generality of the foregoing, the parties agree to take all reasonable actions necessary in order to obtain any consent or approval of any third party, including without limitation any Governmental Entity, which is required in connection with this Agreement or the other Transaction Documents or any of the transactions contemplated hereby or thereby.

                                   ARTICLE VI
                         CLOSING AND CLOSING CONDITIONS

     6.01. Closing. The closing of the transactions contemplated hereby (the "Closing") will take place promptly on the satisfaction of the conditions precedent in Section 5.02 and 5.03 at the offices of Cohen & Grigsby, P.C., 11 Stanwix Street, 15/th/ Floor, Pittsburgh, Pennsylvania 15222 or such other place as the parties may mutually agree. The parties anticipate that the closing shall take place on or before June 30, 2004. The date on which the Closing occurs is referred to herein as the "Closing Date".

     6.02. Conditions Precedent to Obligations of Buyer. Buyer's obligation to proceed with the Closing is subject to the satisfaction by Seller Parties on or prior to the Closing Date of each of the following conditions precedent, any one or more of which may be waived by Buyer in its sole discretion:

           (a) Accuracy of Representations and Warranties. The representations and warranties of Seller Parties set forth herein will be true and correct on and as of the date hereof and on and as of the Closing Date with the same force and effect as though made on and as of such date (other than representations and warranties made specifically with reference to a particular date, which shall have been true and correct in all respects as of such date).

           (b) Performance and Compliance. Seller Parties will have performed or complied with each covenant and agreement required to be performed or complied with by them hereunder on or prior to the Closing Date.

           (c) Consents and Approvals. Seller will have obtained each Consent or made each filing, registration or qualification, if any, listed in the Disclosure Letter or which is otherwise necessary (under applicable Governmental Rules or otherwise) for Seller to execute, deliver and perform the Transaction Documents or, in the case of Business Permits and Business Agreements which are not transferable or for which a consent to assignment cannot be obtained, Buyer shall have satisfied itself that it will be able to obtain or enter into similar permits and agreements in its own name, or to otherwise obtain the benefits of such permits and agreements. Without limiting the generality of the foregoing, on the Closing Date Seller shall deliver to Buyer evidence satisfactory to Buyer of the repayment in full of all outstanding indebtedness owing to Wachovia Bank, together with UCC-3 termination statements and such other documents evidencing the release of Liens on the Assets existing thereunder.

           (d) Litigation. There will be no pending or threatened action, claim, demand or proceeding by or before any Governmental Entity, mediator or arbitrator seeking to restrain, prohibit or invalidate any of the transactions contemplated by the Transaction Documents or seeking monetary relief against Buyer by reason of the consummation of such transactions, and there will not be in effect any Governmental Order which has such effect.

           (e) Material Adverse Effect. No event will have occurred and no condition will exist which has had, or is likely to have, a Material Adverse Effect.

           (f) Secretary's Certificate. Seller will have delivered to Buyer a certificate of its Secretary dated the Closing Date and certifying (i) that correct and complete copies of its charter and bylaws are attached thereto, (ii) that correct and complete copies of each resolution of its board of directors and members approving the Transaction Documents and authorizing the execution thereof and the consummation of the transactions contemplated thereby are attached thereto and (iii) the incumbency and signatures of the officers of Seller authorized to execute and deliver the Transaction Documents on behalf of Seller.

           (g) Opinion of Counsel. Seller Parties will have delivered to Buyer an opinion of Seller Parties' counsel dated the Closing Date and in form and substance reasonably satisfactory to Buyer and its counsel with respect to the matters in Sections 2.01, 2.02, 2.03, 2.04 and 2.07 and such other matters as Buyer or its counsel may reasonably request.

           (h) Other Transaction Documents. Seller Parties and any other parties thereto (other than Buyer) will have executed and delivered to Buyer a Bill of Sale and Assignment and Assumption Agreement in substantially the form of Exhibit B (the "Bill of Sale and Assignment Agreement"), and such other documents and instruments, in form and substance satisfactory to Buyer and its counsel, as are necessary or desirable in order to consummate the transactions contemplated hereby, each dated the Closing Date (together with this Agreement and any agreements listed in Section 6.03(f), the "Transaction Documents").

           (i) Employment Agreements. Noal Curley will have entered into an employment agreement with Buyer which is satisfactory in form and substance to Buyer and its counsel (the "Employment Agreement").

           (j) Due Diligence. The Buyer will have completed its due diligence review of Seller and will be satisfied, in its sole and absolute discretion, with the results of such review.

     6.03. Conditions Precedent to Obligations of Seller Parties. Seller Parties' obligation to proceed with the Closing is subject to the satisfaction by Buyer on or prior to the Closing Date of each of the following conditions precedent, any one or more of which may be waived by Seller Parties in their sole discretion:

           (a) Accuracy of Representations and Warranties. The representations and warranties of Buyer set forth herein will be true and correct on and as of date hereof and on and as of the Closing Date with the same force and effect as though made on and as of such date

(other than representations and warranties made specifically with reference to a particular date, which shall have been true and correct in all respects as of such date).

           (b) Performance and Compliance. Buyer will have performed or complied with each covenant and agreement required to be performed or complied with by it hereunder on or prior to the Closing Date.

           (c) Consents and Approvals. Buyer will have obtained each Consent or made each filing, registration or qualification, if any, necessary (under applicable Governmental Rules or otherwise) for Buyer to execute, deliver and perform the Transaction Documents.

           (d) Litigation. There will be no pending or threatened action, claim, demand or proceeding by or before any Governmental Entity, mediator or arbitrator seeking to restrain, prohibit or invalidate any of the transactions contemplated by the Transaction Documents or seeking monetary relief against Seller Parties by reason of the consummation of such transactions, and there will not be in effect any Governmental Order which has such effect.

           (e) Secretary's Certificate. Buyer will have delivered to Seller Parties a certificate of its Secretary dated the Closing Date and certifying (i) that correct and complete copies of its charter and bylaws are attached thereto,
(ii) that correct and complete copies of each resolution of its board of directors and shareholders approving the Transaction Documents and authorizing the execution thereof and the consummation of the transactions contemplated thereby are attached thereto and (iii) the incumbency and signatures of the officers of Buyer authorized to execute and deliver the Transaction Documents on behalf of Buyer.

           (f) Other Transaction Documents. Buyer and any other parties thereto (other than a Seller Party) will have executed and delivered to Seller the Bill of Sale and Assignment Agreement, the Note, a side letter from Parent acknowledging Seller's rights under Section 1.04(c) to receive shares of Parent's Common Stock and such other documents and instruments, in form and substance satisfactory to Seller and its counsel, as are necessary or desirable in order to consummate the transactions contemplated hereby, each dated the Closing Date.

           (g) Employment Agreements. Buyer will have entered into the Employment Agreements with Noal Curley which is satisfactory in form and substance to Noal Curley and his counsel.

           (h) Purchase Price. Buyer will have delivered to Seller the cash portion of the Purchase Price pursuant to Section 1.04(a) and the Note.

                                   ARTICLE VII
                          CERTAIN POST-CLOSING MATTERS

     7.01. Non-Competition and Non-Solicitation. Seller and each Member jointly and severally covenant and agree as follows:

           (a) During the five-year period commencing with the Closing Date (the "Noncompete Period"), neither Seller nor any Member (either directly or indirectly, through any of their respective Related Parties or otherwise) may
(i) engage in any Competing Business or (ii) own, be employed by, provide financing to, consult with or otherwise render services to any Person who is engaged in any Competing Business; provided, that the ownership of an equity interest of not more than 5% in a publicly traded entity that is engaged in a Competing Business is not a violation of this covenant so long as such Person has no participation in the business of such entity.

           (b) During the Noncompete Period, neither Seller nor any Member (either directly or indirectly, through any of their respective Related Parties or otherwise) may solicit or induce any Person that is or was at any time during the Noncompete Period an existing employee or applicant, customer, sales representative, distributor, agent or contractor of Buyer or any of its Affiliates, or otherwise induce or persuade any such Person, to terminate his or its employment or other relationship with Buyer or any of its Affiliates.

           (c) If Seller or any Member is in breach of any of the provisions of subsections (a) or (b) above, then the Noncompete Periods set forth in such subsections will be extended by the length of time during which such Seller Party is in breach of any of such provisions.

           (d) Seller and Member acknowledge and agree that Buyer would be irreparably damaged if any of the provisions of this Section are not performed in accordance with their specific terms or are otherwise breached. Accordingly, Seller and each Member agrees that Buyer is entitled to equitable relief, including an injunction or injunctions to prevent breaches of this Section and has the right to specifically enforce this Section against Seller and each Member in addition to any other remedy to which Buyer may be entitled hereunder, at law or in equity.

           (e) Notwithstanding the foregoing, if any provision of the restrictions stated in this Section, or any part thereof, is held to be unenforceable, including without limitation because of the duration thereof or the range of activities or geographic area covered thereby, the parties agree that the court making such determination shall modify the offending provision, including without limitation by reducing the duration of such provision or the geographic area or activities to which it applies, only to the extent needed to make the provision enforceable.

     As used in this Agreement the following terms have the following meanings:

           "Competing Business" means the marketing, provision or sale of products or services or other related activities which are competitive with any Products and which are directly or indirectly marketed, provided or sold in the Territory.

           "Product" means any product or service which the Business is marketing, providing, selling or developing on or after the Closing Date.

           "Territory" means the United States and Canada.

     7.02. Certain Employee Matters.

           (a) Nothing in this Agreement (i) requires Buyer to hire, or to offer to hire, any employees of Seller, (ii) constitutes an offer to employ such employees or (iii) requires Buyer to pay any such persons severance pay in the event of termination of employment. Notwithstanding the foregoing, and subject to customary due diligence investigations, Buyer may make offers of employment to certain of Seller's employees working in the Business, and Seller will use its best efforts to persuade such employees to accept such offers. Prior to the Closing Date, Seller will afford Buyer reasonable access to Seller's employees to allow Buyer to interview such employees.

           (b) Buyer does not and will not assume or be responsible for any obligations or liabilities arising out of any employment relationship between Seller and any employee or former employee of Seller. Without limiting the generality of the foregoing, Buyer will have no liability or obligation in connection with Seller's employees or former employees and their beneficiaries for (i) contributions to or payments under employee benefit plans, stock options, programs, arrangements or understandings, (ii) accrued, but unused, sick leave, vacation pay and severance pay, if any, (iii) liabilities or obligations under any collective bargaining agreement or bargaining relationship or (iv) claims, demands, administrative proceedings or suits arising out of or in connection with alleged unlawful employment practices or other alleged improper acts of Seller, all of which are Excluded Liabilities.

     7.03. Change of Seller's Name. Seller acknowledges that from and after the Closing Date it has no right to use its present trade name "CurleyMed Staffing Solutions" and the other trade names included in the Assets. Seller agrees that, immediately after the Closing, it will take all such action as is necessary to permit Buyer to have the exclusive right to such trade names.

     7.04. Transition Services.

           (a) As additional inducement for Buyer to enter into this Agreement, upon the request of Buyer, Seller shall provide for the benefit of Buyer certain administrative and transitional support services reasonably requested by Buyer from time to time (the "Transition Services"). Seller shall use commercially reasonable efforts to provide the Transition Services (i) at substantially the same level and quality as conducted by Seller in the operation of the Business as of the Closing Date, (ii) in a time frame consistent with Seller's past practice, and (iii) in a good, workmanlike and professional manner.

           (b) It is expressly agreed and understood that Seller (in carrying out the Transition Services) is an independent contractor working for itself and that neither it nor any of its employees, agents or affiliates is, shall be deemed to be, or shall hold itself out as, an agent, legal representative or employee of Buyer. The parties hereto agree that the Transition Services create neither a partnership nor a joint venture relationship and neither Seller nor Buyer is granted any right or authority to assume or to create any obligation, liability or responsibility, express or implied, on behalf of or in the name of the other party or to bind the other party in any manner to any contractual or other undertaking whatsoever.

     7.05. Conduct of Business. Notwithstanding anything contained herein to the contrary, after the Closing Buyer shall be entitled to operate the Business and the Assets in any manner it deems necessary or desirable in its sole and absolute discretion. Without limiting the generality of the foregoing, Buyer shall maintain full discretion with respect to all operations of Buyer, the Business and the Assets, including, without limitation, (i) determining the fees charged by Buyer or the Business, (ii) determining the compensation paid to employees or independent contractors of Buyer or the Business, (iii) determining whether to discontinue or modify Buyer or the Business or any program related thereto, (iv) making any decisions concerning the production, marketing, sales, capital expenditures, expenses and related matters respecting Buyer or the Business and (v) making any decisions pertaining to the personnel, staffing and other resources of Buyer or the Business. In addition, Buyer shall be under no obligation to use any efforts, personnel or other revenues of Buyer or any of its Affiliates to realize any business or sales from the Business or the Assets.

                                  ARTICLE VIII
                                 INDEMNIFICATION

     8.01. Indemnification by Seller Parties. Seller Parties will jointly and severally defend, indemnify and hold harmless Buyer and its equity holders, directors, officers, employees and agents (each a "Seller Indemnitee") from and against any and all claims (including without limitation any investigation, action or other proceeding, whether instituted by a third party against a Seller Indemnitee or by a Seller Indemnitee for the purpose of enforcing its rights hereunder), demands, damages, losses, liabilities, costs and expenses (including without limitation reasonable attorneys' fees and court costs) (collectively "Losses") that constitute, or arise out of or in connection with:

           (a) any misrepresentation or breach of any representation or warranty under Article II or Article IV (a "Seller Party Warranty Breach");

           (b) any default by a Seller Party in the performance or observance of any of its covenants or agreements hereunder or under any other Transaction Document;

           (c) any Excluded Assets or Excluded Liabilities.

     8.02. Indemnification by Buyer. Buyer will defend, indemnify and hold harmless Seller Parties (each a "Buyer Indemnitee") from and against any and all Losses that constitute, or arise out of or in connection with:

           (a) any misrepresentation or breach of any representation or warranty under

Article III (a "Buyer Warranty Breach");

           (b) any default by Buyer in the performance or observance of any of its covenants or agreements hereunder or under any other Transaction Document; or

           (c) any of the Assets or Assumed Liabilities.

     8.03. Notice and Satisfaction of Indemnification Claims. Indemnification claims against Seller Parties may, at Buyer's option, be satisfied by set-off against any amounts due to Seller or any Member as earn-out amounts under
Section 1.04(e). No indemnification claim will be deemed to have been asserted until the applicable Indemnitor has been given notice by the Indemnitee of the amount of Losses related to such claim and the facts on which such claim is based (a "Claim Notice"). For purposes of Section 8.06, notice of an indemnification claim will be deemed to cover claims arising out of all related Proceedings so long as, in the case of Proceedings instituted by third parties, the Indemnitee complies with Section 8.05. If the Indemnitee is not Buyer or a Seller Party, then such notice will be given on behalf of such Indemnitee by Buyer or Seller Parties, as applicable. Indemnification claims (other than those satisfied by set-off) will be paid within 30 days after the Indemnitor's receipt of such notice and such evidence of the amount of such claim and the Indemnitor's liability therefor as the Indemnitor may reasonably request.

     8.04. Indemnification Procedures.

           (a) If any Seller Indemnitees or Buyer Indemnitees, as the case may be (the "Indemnitees"), delivers a Claim Notice to any Seller Party or Buyer (each an "Indemnitor"), as applicable, in accordance with Section 8.03 above, upon the expiration of thirty (30) calendar days after receipt of the Claim Notice by such Indemnitor, subject to the provisions of paragraph (b) below and the other limitations set forth in this Article VIII, the Indemnitor shall satisfy such Losses by payment to the Indemnitees of an amount equal to such Losses in immediately available funds of the United States or as otherwise set forth herein.

           (b) For a period of thirty (30) calendar days after the receipt of such Claim Notice by Indemnitor, the Indemnitor shall be entitled to review the Claim Notice and the basis of the underlying claim. If the Indemnitor desires to dispute the claim or the Losses set forth in the Claim Notice, the Indemnitor may do so by providing a written notice of such dispute to the Indemnitees prior to the expiration of such thirty (30) day period, with the basis for such dispute set forth in reasonable detail (the "Dispute Notice"). If, within thirty
(30) calendar days after the receipt of such Dispute Notice by the Indemnitor ("Dispute Period"), the Indemnitees receive a Dispute Notice from the Indemnitor, the Indemnitor shall not be required to satisfy such Losses until a Settlement Memorandum is executed by the Indemnitees and the Indemnoitor or there is a final decision of a Governmental Entity, mediator or arbitrator after all appeals have been exhausted or expired ("Final Judgment"). Upon the execution of the Settlement Memorandum or the entry of the Final Judgment, the Indemnitor shall pay such funds in accordance with such Settlement Memorandum or Final Judgment and as otherwise set forth herein.

           (c) If a Dispute Notice is received within the Dispute Period, the Indemnitees and the Indemnitor shall attempt in good faith during the thirty (30) calendar day period commencing after the receipt of such Dispute Notice ("Settlement Period") to agree upon the rights of the respective parties with respect to each such claim. In the event of resolution of such dispute, the Indemnitees and the Indemnitor shall collectively execute a memorandum setting forth such resolution and, if applicable, the amount of any Losses payable to the Indemnitees (a "Settlement Memorandum"). If the Indemnitees and the Indemnitor are unable to resolve such dispute within the Settlement Period, then the Indemnitees, on the one hand, or the Indemnitor, on the other, may pursue its rights at law or in equity.

     8.05. Third Party Claims. If any investigation, action or other proceeding (each a "Proceeding") is initiated against any Indemnitee by any third party and such Indemnitee intends to seek indemnification from an Indemnitor under this Article on account of its involvement in such Proceeding, then such Indemnitee will give prompt notice to the applicable Indemnitor of such Proceeding; provided, that the failure to so notify such Indemnitor will not relieve such Indemnitor of its obligations under this Article, but will reduce such obligations by the amount of Losses or increased costs and expenses attributable to such failure to give notice. Upon receipt of such notice, such Indemnitor will diligently defend against such Proceeding on behalf of such Indemnitee at its own expense using counsel reasonably acceptable to such Indemnitee; provided, that if such Indemnitor fails to diligently defend or refuses to conduct such defense, or such Indemnitee has been advised by counsel that it may have defenses available to it which are different from or in addition to those available to such Indemnitor, or that its interests in such Proceeding are adverse to such Indemnitor's interests, then such Indemnitee may defend against such Proceeding at such Indemnitor's expense. Such Indemnitor or Indemnitee, as applicable, may participate in any Proceeding being defended against by the other at its own expense, and will not settle any Proceeding without the prior consent of the other, which consent will not be unreasonably withheld; provided, that the consent of an Indemnitor is not required if such Indemnitor failed or refused to defend the Indemnitee in the Proceeding that is being settled. Such Indemnitor and Indemnitee will cooperate with each other in the conduct of any such Proceeding, including without limitation making available any non-privileged documents and materials in its possession that may be necessary to the defense of such claim or proceeding keeping the other party informed of all material developments and events relating to such Proceeding.

     8.06. Duration of Certain Indemnification Obligations. Claims for indemnification under Section 8.01(a) and 8.02(a) may only be asserted within the following time periods:

           (a) claims arising out of any Seller Party Warranty Breach under
Section 2.01 (Organization and Qualification), Section 2.02 (Power and Authority), Section 2.03 (Execution and Enforceability), Section 2.16 (Title Matters) or Section 2.23 (Brokers) or (collectively, "Seller Parties' Fundamental Warranties"), or out of any Buyer Warranty Breach under Section 3.01 (Organization), Section 3.02 (Power and Authority), Section 3.03 (Execution and Enforceability) or Section 3.05 (Brokers) (collectively, "Buyer's Fundamental Warranties"), may be asserted at any time;

           (b) claims arising out of or in connection with any Seller Party Warranty Breach under Section 2.06 (Tax Matters) may be asserted until ninety
(90) days after the running
of the statute of limitations applicable to the taxable period to which a particular claim relates;

           (c) claims arising out of or in connection with any Seller Party Warranty Breach under Section 2.17 (Pension and Welfare Plans) may be asserted for a period of four (4) years after the Closing Date;

           (d) claims arising out of or in connection with fraud (actual or constructive) or intentional misrepresentation may be asserted at any time after Closing, within the applicable statute of limitations;

           (e) all other claims may be asserted for a period of eighteen (18) months after the Closing Date.

      Notwithstanding anything contained in this Section to the contrary, if one or Claim Notices are given to any Indemnitor prior to the end of any applicable indemnity period, such applicable indemnity period shall continue in full force and effect solely with respect to the claim(s) set forth in such Claim Notice(s) until such time as such claim has been fully and finally resolved in accordance with Section 8.04.

     8.07. Indemnification Threshold. Notwithstanding any other provision hereof, no Indemnitor will have any indemnification obligations under Section 8.01(a) (exclusive of a Seller Party Warranty Breach involving any of Seller Parties' Fundamental Warranties) or Section 8.02(a) (exclusive of a Buyer Warranty Breach involving any of Buyer's Fundamental Warranties) unless and until the claims asserted against such Indemnitor exceed $15,000 in the aggregate (the "Threshold Amount"); thereafter, such Indemnitor will be liable for all indemnification claims properly asserted against it, including those comprising the Threshold Amount.

     8.08. Tax Treatment. Any indemnification payments under this Article will be treated, for tax purposes, as adjustments to the Purchase Price.

                                   ARTICLE IX
                               GENERAL PROVISIONS

     9.01. Assignment. Neither this Agreement nor any right, interest or obligation hereunder may be assigned, pledged or otherwise transferred by any party, whether by operation of law or otherwise, without the prior consent of the other party or parties; provided, that Buyer may assign its rights hereunder to (a) an Affiliate so long as Buyer remains liable hereunder, and may collaterally assign its rights hereunder to any lender, and (b) a purchaser of all or substantially all of its assets or any successor by merger.

     9.02. Confidentiality.

           (a) As used in this Section the "Confidential Information" of a party means all information concerning or related to the business, operations, financial condition or prospects of such party or any of its Affiliates, regardless of the form in which such information appears and whether or not such information has been reduced to a tangible form, and specifically includes (i) all information regarding the officers, directors, employees (existing, former and prospective), equity holders, customers, suppliers, distributors, sales representatives and licensees of such party and its Affiliates, in each case whether present or prospective, (ii) all inventions, discoveries, trade secrets, processes, techniques, methods, formulae, ideas and know-how of such party and its Affiliates, (iii) all financial statements, audit reports, budgets and business plans or forecasts of such party and its Affiliates and (iv) the Transaction Documents and the transactions contemplated thereby; provided, that the Confidential Information of a party does not include (A) information which is or becomes generally known to the public through no act or omission of the other party and (B) information which has been or hereafter is lawfully obtained by the other party from a source other than the party to whom such Confidential Information belongs (or any of its Affiliates or their respective officers, directors, employees, equity holders or agents) so long as, in the case of information obtained from a third party, such third party was or is not, directly or indirectly, subject to an obligation of confidentiality owed to the party to whom such Confidential Information belongs or any of its Affiliates at the time such Confidential Information was or is disclosed to the other party.

          (b) Except as otherwise permitted by subsection (c) below, each party agrees that it will not, without the prior written consent of the other party, disclose or use for its own benefit any Confidential Information of the other party.

          (c) Notwithstanding subsection (b) above, each of the parties is permitted to:

               (i) disclose Confidential Information of the other party to its officers, directors, employees, equity holders, lenders, agents and affiliates, but only to the extent reasonably in order for such party to perform obligations and exercise its and remedies under this Agreement, and such party will take all such as are necessary or desirable in order to ensure that each of such Persons maintains the confidentiality of any Confidential Information that is so disclosed;

               (ii) make additional disclosures of or use for its own benefit Confidential Information of the other party, but only if and to the extent that such disclosures or use are specifically contemplated by this Agreement;

               (iii) disclose Confidential Information of the other party to the extent, but only to the extent, required by Governmental Rules; provided, that prior to making any disclosure pursuant to this subsection, the disclosing party will notify the affected party of the same, and the affected party will have the right to participate with the disclosing party in determining the amount and type of Confidential Information of the affected party, if any, which must be disclosed in order to comply with Governmental Rules; and

               (iv) disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by the Transaction Documents and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, that such disclosure may not be made (A) until the date of the public announcement of such transactions or (B) to the extent of restrictions on disclosure which are reasonably necessary to comply to any applicable U.S. federal or state securities laws. For purposes of this Agreement, the "tax treatment" of a transaction means the purported or claimed U.S. federal income tax treatment of such transaction and the "tax structure" of a transaction means any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of such transaction.

                (d) Notwithstanding subsection (b) above, each of the parties and their respective representatives, after the execution and delivery of this Agreement and the Transaction Documents, may (without consent of or consultation with the other party) disclose to any and all persons, without limitation of any kind, the "tax treatment" and any facts that may be relevant to the "tax structure" of the transactions contemplated by this Agreement and the Transaction Documents to the extent required by Treasury Regulation Section 1.6011-4.

     9.03. Expenses. Except as otherwise specifically provided herein or in any other Transaction Document, each party is responsible for such expenses as it may incur in connection with the negotiation, preparation, execution, delivery, performance and enforcement of the Transaction Documents. Any sales Tax, transfer Tax or similar Tax payable as a result of the transfer of the Assets to Buyer will be paid by Seller.

     9.04. Further Assurances. The parties will from time to time do and perform such additional acts and execute and deliver such additional documents and instruments as may be required by applicable Governmental Rules or reasonably requested by any party to establish, maintain or protect its rights and remedies or to effect the intents and purposes of this Agreement and the other Transaction Documents. Without limiting the generality of the foregoing, each party agrees to endorse (if necessary) and deliver to the other, promptly after its receipt thereof, any payment or document which it receives after the Closing Date and which is the property of the other.

     9.05. Knowledge Parties. References in this Agreement to Seller's knowledge or words of similar import mean the knowledge of Noal Curley, Beth Curley and any other officer or manager of Seller, assuming reasonable investigation and inquiry as to the subject matter in question is made of Seller's other officers, directors, management employees and outside counsel and accountants.

     9.06. Notices. Unless otherwise specifically provided herein, all notices, consents, requests, demands and other communications required or permitted hereunder: (a) will be in writing; (b) will be sent by messenger, certified or registered U.S. mail, a reliable express delivery service or telecopier (with a copy sent by one of the foregoing means), charges prepaid as applicable, to the appropriate address(es) or number(s) set forth below; and (c) will be deemed to have been given on the date of receipt by the addressee (or, if the date of receipt is not a business day, on the first business day after the date of receipt), as evidenced by (i) a receipt executed by the addressee (or a responsible person in his or her office), the records of the Person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, U.S. mail or express delivery service, or (ii) a receipt generated by the sender's telecopier showing that such communication was sent to the appropriate number on a specified date, if sent by telecopier. All such communications will be sent to the following addresses or numbers, or to such other addresses or numbers as any party may inform the others by giving five business days' prior notice:


If to Seller Parties:                      With a copy to:

Noal Curley                                Killgore, Pearlman, Stamp, Ornstein &
__________________________________         Squires P.A.
__________________________________         2 S. Orange Avenue, 5/th/ Floor
Attn:_____________________________         Orlando, FL 32801
FAX No.:__________________________         Attn: Craig S. Pearlman
                                           FAX No.:(407) 839-3635


If to Buyer:                               With a copy to:

Richard E. McDonald                        Cohen & Grigsby, P.C.
World Health Alternatives, Inc.            11 Stanwix Street; 15/th/ Floor
777 Penn Center Boulevard                  Pittsburgh, PA  15222
Suite 111                                  Attn:  Marc P. Taxay
Pittsburgh, PA  15235                      Telecopier No.: (412) 209-0672
Telecopier No.:  (866) 479-6432

     9.07. Publicity. Seller Parties shall not make any press release or other public announcement regarding this Agreement or the other Transaction Documents or any transaction contemplated hereby or thereby until the text of such release or announcement has been submitted to Buyer and Buyer has approved the same.

     9.08. Miscellaneous. This Agreement: (a) may be amended only by a writing signed by each of the parties; (b) may be executed in several counterparts, each of which is deemed an original but all of which constitute one and the same instrument; (c) together with the other Transaction Documents, contains the entire agreement of the parties with respect to the transactions contemplated hereby and thereby and supersedes all prior written and oral agreements, and all contemporaneous oral agreements, relating to such transactions; (d) is governed by, and will be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without giving effect to any conflict of laws rules; (e) is deemed to have been entered into by the parties in Pennsylvania; and (f) is binding upon, and will inure to the benefit of, the parties and their respective heirs, successors and permitted assigns. The due performance or observance by a party of any of its obligations under this Agreement may be waived only by a writing signed by the party against whom enforcement of such waiver is sought, and any such waiver will be effective only to the extent specifically set forth in such writing. The waiver by a party of any breach or violation of any provision of this Agreement will not operate as, or be construed to be, a waiver of any subsequent breach or violation hereof. Each of the parties hereby submits to the exclusive jurisdiction of the courts located in Allegheny County, Pennsylvania for the purposes of any action or proceeding arising out of or relating to this Agreement or the subject matter hereof. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.


                            [signature page follows]

                   SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

                                            CURLEY AND ASSOCIATES, LLC D/B/A
                                            CURLEYMED STAFFING SOLUTIONS



                                            By:_________________________________
                                            Name: ______________________________
                                            Title:______________________________



                                            ____________________________________
                                            Noal Curley, Member of Seller



                                            ____________________________________
                                            Beth Curley, Member of Seller



                                            MEDTECH MEDICAL STAFFING OF ORLANDO,
                                            INC.


                                            By:_________________________________
                                            Name:  Richard McDonald
                                            Title: President

                             INDEX OF DEFINED TERMS

     The following terms are defined in the Agreement on the following page:

Definition                                                                  Page
----------                                                                  ----

Affiliate ...............................................................     15
Agents ..................................................................     20
Assets ..................................................................      1
Assumed Liabilities .....................................................      3
Bill of Sale and Assignment Agreement ...................................     22
Business ................................................................      1
Business Agreements .....................................................      2
Business Permits ........................................................      2
Buyer ...................................................................      1
Buyer Indemnitee ........................................................     27
Buyer Warranty Breach ...................................................     27
Buyer's Fundamental Warranties ..........................................     29
Claim Notice ............................................................     27
Closing .................................................................     21
Closing Date ............................................................     21
Code ....................................................................      3
Competing Business ......................................................     25
Confidential Information ................................................     30
Consent .................................................................      3
Current Financial Statements ............................................      6
Disclosure Letter .......................................................      4
Dispute Notice ..........................................................     28
Dispute Period ..........................................................     28
Effective Date ..........................................................      1
Employment Agreements ...................................................     23
Equipment ...............................................................      1
ERISA ...................................................................     13
ERISA Affiliate .........................................................     13
Excluded Assets .........................................................      3
Excluded Liabilities ....................................................      3
Final Judgment ..........................................................     28
Financial Statement Date ................................................      6
Financial Statements ....................................................      6
Governmental Entity .....................................................      2
Governmental Order ......................................................      5
Governmental Rule .......................................................      5
Indemnitees .............................................................     27
Indemnitor ..............................................................     27

Definition                                                                 Page
----------                                                                 ----

Intellectual Property ...................................................      2
IRS .....................................................................     12
Leased Real Property ....................................................      1
Liens ...................................................................     12
Losses ..................................................................     26
Material Adverse Effect .................................................      4
Noncompete Period .......................................................     24
Non-Transferable Assets .................................................      4
Note ....................................................................      3
ordinary course of business .............................................      6
outside employees .......................................................     13
Parent ..................................................................      3
Pension Plan ............................................................     13
Person ..................................................................      4
Plans ...................................................................     12
Proceeding ..............................................................     28
Product .................................................................     25
Purchase Price ..........................................................      3
Related Party ...........................................................     15
SEC .....................................................................     17
Securities Act ..........................................................     17
Seller ..................................................................      1
Seller Indemnitee .......................................................     26
Seller Parties ..........................................................      1
Seller Parties' Fundamental Warranties ..................................     29
Seller Party Warranty Breach ............................................     27
Settlement Memorandum ...................................................     28
Settlement Period .......................................................     28
Shareholders ............................................................      1
Tax Returns .............................................................      6
taxes ...................................................................      7
Territory ...............................................................     25
Threshold Amount ........................................................     29
Transaction Documents ...................................................     22
Transition Services .....................................................     26
Welfare Plan ............................................................     13
Works ...................................................................     11

                                                                   SCHEDULE 1.02

                                 EXCLUDED ASSETS

1. Any employee benefit plan, policy or arrangement, whether formal or informal, sponsored, maintained, or contributed to by Seller, including without limitation any retirement plan or 401(k) plan, and any trust fund, account, or other amount related to or held in connection therewith; provided, however, that Seller's current health insurance plan shall not be an Excluded Asset.

2.  Rights under all loans, lines of credit or similar obligations.

3. Claims (and benefits to the extent they arise therefrom) and litigation against third parties to the extent that such claims and litigation relate to any Excluded Assets

4. Any books and records that Seller is required by law to retain, and any books and records relating solely to Excluded Assets or Excluded Liabilities; provided, however, that Seller will promptly provide Buyer with copies thereof upon Buyer's request.

5.  Any rights that accrue or will accrue to Seller under this Agreement.

6. Real property leases other than the office lease for 4550 Orange Blvd., Sanford, FL

7. Any investments in NBC Industries identified as "land purchases" by account number 1516 as reported on Seller's January 31, 2004 balance sheet.

8. Any investments in a "time share unit" identified by account number 1519 as reported on Seller's January 31, 2004 balance sheet.

9. Cash and cash equivalents, deposits, investments and securities (including marketable securities and short term investments) to the extent reflected on the books of the Business prior to the Effective Date or collected on or after the Effective Date and retained by Seller under paragraph 10 below.

10. Accounts receivable of the Business arising from services performed or products sold prior to the Effective Date, including accounts related to services provided to customers that have not yet been billed and thus may not be reflected on Seller's books as a receivable, advance payments, prepaid items and expenses and all other claims, causes of action, choses in action and rights of recovery and setoff relating to the Business or any of the Assets and arising prior to the Effective Date.

                                                                   SCHEDULE 1.03

                               ASSUMED LIABILITIES

1. All obligations to be performed by Seller on and after the Effective Date under the Business Agreements which by the express terms and conditions thereof are to be paid, discharged or performed at any time on and after the Effective Date.

2. Balances on the personal credit cards of the Members in the aggregate amount of $_________ that are directly attributable to payments for legitimate and appropriate Business expenses.

                                                                SCHEDULE 1.04(e)

                                 EARN-OUT AMOUNT

     1. Definitions. As used in this Schedule 1.04(e), the following terms shall have the following meanings:

        (a) "Applicable Earn-Out Percentage" means the greater of (i) 25% of Gross Profit during any Applicable Earn-Out Period and (ii) 50% of Net Income during the same Applicable Earn-Out Period.

        (b) "Applicable Earn-Out Period" means each of the following periods:

            (i) Effective Date through December 31, 2004;

            (ii) January 1, 2005 through December 31, 2005; and

            (iii) January 1, 2006 through December 31, 2006.

        (c) "Gross Profit" means (i) Buyer's revenue during the relevant period minus (ii) Buyer's cost of sales during the relevant period, in each case calculated in a manner consistent with Parent's consolidated financial statements.

        (d) "Net Income" means Buyer's net income during the relevant period as calculated in a manner consistent with Parent's consolidated financial statements.

     2. Calculation of Earn-Out Amounts.

        (a) Subject to Section 4 below, for each of the Applicable Earn-Out Periods, Buyer will pay to Seller an earn-out amount for such Applicable Earn-Out Period equal to the Applicable Earn-Out Percentage.

        (b) Within 30 days after the end of each Applicable Earn-Out Period, Buyer will prepare and deliver to Seller a copy of Buyer's calculation of the earn-out amount for such Applicable Earn-Out Period or portion thereof (each, an "Applicable Buyer's Calculation"). Seller will have a period of 30 days (each, an "Earn-Out Review Period") after its receipt of the Applicable Buyer's Calculation to review the same. As part of such review, Seller and its advisors shall have access to Buyer's workpapers and to the preparers of the Applicable Buyer's Calculation and to the books and records on which the Applicable Buyer's Calculation is based, at reasonable times and upon reasonable prior notice.

        (c) In the event that Seller disagrees with any Applicable Buyer's Calculation, Seller must notify Buyer in writing of such disagreement (each, an "Earn-Out Dispute Notice"), within the Earn-Out Review Period. Such Earn-Out Dispute Notice must set forth in reasonable detail the items disputed in such calculation. If Buyer has not received an Earn-Out Dispute Notice by the expiration of the applicable Earn-Out Review Period, Seller shall be deemed to have agreed with the Applicable Buyer's Calculation.

        (d) If Seller delivers an Earn-Out Dispute Notice to Buyer in accordance with subsection (c), then the parties will negotiate in good faith in an effort to resolve such dispute. If the parties are unable to resolve such dispute within 30 days after Buyer receives the applicable Earn-Out Dispute Notice, then either party may submit such dispute to an independent accounting firm of recognized national or regional standing mutually acceptable to Buyer and Seller for resolution or, if they cannot agree, a Big Four accounting firm chosen by lot (after elimination of those Big Four accounting firms having relationships with the parties). Each of Buyer and Seller will be afforded the opportunity to present to such accounting firm any material related to the determination and to discuss the determination with such accountants. The determination by such accounting firm will be conclusive and binding upon the parties. The fees and expenses of such accounting firm will be shared equally by Seller and Buyer.

     3. Payment of Earn-Out Amounts. Payment of earn-out amounts hereunder, if any, for any Applicable Earn-Out Period will be made by Buyer to Seller within 30 days after the Applicable Buyer's Calculation has been delivered to Seller and any disputes with respect thereto have been resolved, subject to offset for (a) indemnification claims as set forth in
Section 6.04, and (b) other liabilities of Member to Buyer from time to time, whether arising as a result of this Agreement or otherwise.

     4. Maximum Aggregate Earn-Out Amounts. Buyer's obligation to pay earn-out amounts to Seller, and all related obligations under this Schedule, shall cease when all such payments equal $2,500,000 in the aggregate.

                                                                       EXHIBIT A

                             FORM OF PROMISSORY NOTE

                                                                       EXHIBIT B

                      BILL OF SALE AND ASSIGNMENT AGREEMENT

                                        6